Exhibit 99.1

FOR IMMEDIATE RELEASE
November 12, 2013

Interline Brands Announces Third Quarter 2013 Sales and Earnings Results

Jacksonville, Fla. - November 12, 2013 - Interline Brands, Inc. (“Interline” or the “Company”), a leading distributor and direct marketer of broad-line maintenance, repair and operations (“MRO”) products to the facilities maintenance end-market, reported sales and earnings for the fiscal quarter ended September 27, 2013(1).

Third Quarter 2013 Highlights:

•	Sales increased 20.4% to $421.5 million

•	Adjusted EBITDA totaled $41.3 million, or 9.8% of sales

•	Net debt(2) as of quarter-end to last-twelve months Further Adjusted EBITDA ratio of 5.9x

•	Total liquidity as of quarter-end of $155.3 million

Michael J. Grebe, Chairman and Chief Executive Officer commented, “Our strategic initiatives continued to gain momentum during the third quarter. Organic year-over-year revenues increased 3%, and Adjusted EBITDA totaled over $41 million, which was our highest quarterly Adjusted EBITDA in history. We are encouraged by the fact that growth accelerated across all of our facilities maintenance end-markets during the quarter, in spite of what continued to be an overall sluggish macroeconomic environment. Our performance during the quarter was aided by certain key investments in our sales team and capabilities, including under-penetrated market expansion and bundling our product suite to better fit the needs of our national account customers. We also benefited from improving trends in the housing market, which lead to additional repair, remodel and replacement activity among homeowners and property managers. We will continue to invest in our business and expect to build additional momentum as we close out the year.”

Third Quarter 2013 Results

Sales for the quarter ended September 27, 2013 were $421.5 million, a 20.4% increase compared to sales of $350.3 million for the quarter ended September 28, 2012. On an organic sales basis, sales increased 3.0% for the quarter. Sales to our institutional facilities customers, comprising 50% of sales, increased 44.7% for the quarter, and 2.2% on an organic sales basis. Sales to our multi-family housing facilities customers, comprising 31% of sales, increased 4.8% for the quarter. Sales to our residential facilities customers, comprising 19% of sales, increased 2.3% for the quarter.

Gross profit increased $19.6 million, or 15.4%, to $147.0 million for the third quarter of 2013, compared to $127.4 million for the third quarter of 2012. As a percentage of sales, gross profit decreased 150 basis points to 34.9% compared to 36.4%. On an organic basis, gross margin increased 10 basis points to 36.5%.

Selling, general and administrative (“SG&A”) expenses for the third quarter of 2013 increased $37.9 million, or 41.1%, to $130.1 million from $92.2 million for the third quarter of 2012. As a percentage of sales, SG&A expenses were 30.9% compared to 26.3%, an increase of 460 basis points. SG&A expenses for the quarter ended September 27, 2013 include a pre-tax charge totaling $20.9 million for litigation related costs (described below). On an organic basis and excluding distribution center consolidation and restructuring costs, acquisition costs, share-based compensation and litigation related costs, SG&A as a percentage of sales increased by 20 basis points year-over-year.

Third quarter 2013 Adjusted EBITDA of $41.3 million, or 9.8% of sales, increased 10.2% compared to $37.5 million, or 10.7% of sales, in the third quarter of 2012.

Kenneth D. Sweder, President and Chief Operating Officer commented, "Our execution improved in the third quarter. We delivered strong growth in national accounts as we gained market share and sold a broader bundle of products. We also generated improvements in our gross margin through merchandising efforts and the ongoing integration of our recent acquisitions, both of which continue to gain traction. In addition, the investments we’ve made in the business to support our long-term growth plans began to pay dividends this quarter. For example, we have hired over 80 associates to date in 2013 to support targeted geographic expansion and national account growth, cross-selling, merchandising and marketing opportunities, and expanded technology and supply chain capabilities. While early, we are encouraged by how these associates are beginning to ramp up and their initial contributions to our growth and success. We will continue to invest to exploit the many opportunities in front of us to improve our market position and accelerate our growth.”

Including merger-related expenses as well as increased interest expense and depreciation and amortization expense associated with the previously disclosed acquisition of Interline and litigation related costs, net loss for the third quarter of 2013 was $7.2 million compared to $28.4 million for the third quarter of the comparable 2012 period.

Year-To-Date 2013 Results

Sales for the nine months ended September 27, 2013 were $1,208.0 million, a 21.0% increase compared to sales of $998.7 million for the nine months ended September 28, 2012. On an average organic daily sales basis, sales increased 2.8% for the nine months ended September 27, 2013. Sales to our institutional facilities customers, comprising 51% of sales, increased 47.6% for the nine months ended September 27, 2013, and 2.9% on an organic daily sales basis. Sales to our multi-family housing facilities customers, comprising 30% of sales, increased 3.1% for the nine months ended September 27, 2013, and 3.7% on an average daily sales basis. Sales to our residential facilities customers, comprising 19% of sales, increased by 1.4% for the nine months ended September 27, 2013, and 1.9% on an average daily sales basis.

Gross profit increased $53.0 million, or 14.6%, to $417.0 million for the nine months ended September 27, 2013, compared to $364.0 million for the nine months ended September 28, 2012. As a percentage of sales, gross profit decreased 200 basis points to 34.5% compared to 36.5% in the comparable 2012 period. On an organic basis, gross margin decreased 20 basis points to 36.3%.

SG&A expenses for the nine months ended September 27, 2013 increased $71.6 million, or 26.0%, to $347.3 million from $275.7 million for the nine months ended September 28, 2012. As a percentage of sales, SG&A expenses were 28.7% compared to 27.6%, an increase of 110 basis points. SG&A expenses for the nine months ended September 27, 2013 include a pre-tax charge totaling $20.9 million for litigation related costs (described below). On an organic basis and excluding distribution center consolidation and restructuring costs, acquisition costs, share-based compensation and litigation related costs, SG&A as a percentage of sales increased by 20 basis points year-over-year.

Adjusted EBITDA of $100.7 million, or 8.3% of sales for the nine months ended September 27, 2013, increased 6.5% compared to $94.5 million, or 9.5% of sales, for the nine months ended September 28, 2012.

Including merger-related expenses as well as increased interest expense and depreciation and amortization expense associated with the previously disclosed acquisition of Interline and litigation related costs, net loss for the nine months ended September 27, 2013 was $7.5 million compared to $11.9 million for the nine months ended September 28, 2012.

Operating Free Cash Flow and Leverage

Cash flow provided by operating activities for the nine months ended September 27, 2013 was $11.5 million compared to cash flow used in operating activities of $4.4 million for the nine months September 28, 2012. Operating Free Cash Flow generated for the nine months ended September 27, 2013 was $55.3 million compared to $47.8 million during the nine months ended September 28, 2012.

Michael Grebe commented, “We generated nearly $33 million of operating free cash flow during the quarter bringing our total to over $55 million for the year to date period. The combination of our strong liquidity position, solid capital structure and healthy cash flows provides us with a strong foundation from which to continue pursuing our strategic plan for long-term growth and value creation."

Merger

On September 7, 2012, Interline was acquired by affiliates of GS Capital Partners LP and P2 Capital Partners, LLC. The acquisition is referred to as the “Merger.” As a result of the Merger, the Company applied the acquisition method of accounting and established a new basis of accounting on September 8, 2012. Periods presented prior to the Merger represent the operations of the predecessor company (“Predecessor”) and periods presented after the Merger represent the operations of the successor company (“Successor”). The comparability of the financial statements of the Predecessor and Successor periods has been impacted by the application of acquisition accounting and changes in the Company's capital structure resulting from the Merger. See our Quarterly Report on Form 10-Q for a presentation of Predecessor and Successor financial statements.

Litigation Update

In May 2011, the Company was named as a defendant in the case of Craftwood Lumber Company v. Interline Brands, Inc. ("Craftwood Matter"), filed before the Nineteenth Judicial Circuit Court of Lake County, Illinois, and subsequently removed to the United States District Court for the Northern District of Illinois. The complaint alleges that the Company sent unsolicited fax advertisements to businesses nationwide in violation of the Telephone Consumer Protection Act of 1991, as amended by the Junk Fax Prevention Act of 2005 (“Junk Fax Act”). At the time of filing the initial complaint in state court, the plaintiff also filed a motion asking the Court to certify a class of plaintiffs comprised of businesses who allegedly received unsolicited fax advertisements from the Company during the four-year statute of limitations period. In its amended complaint filed in the United States District Court, the plaintiff seeks preliminary and permanent injunctive relief enjoining the Company from violating the Junk Fax Act, as well as statutory damages for each fax transmission found to be in violation of the Junk Fax Act. The Company continues to vigorously contest class action certification and liability; however, in light of the Company’s assessment of potential legal risks associated with the Craftwood Matter, the Company has recorded a pre-tax charge of approximately $21 million in the third quarter of 2013. This estimated charge is included in selling, general and administrative expenses in the statements of operations. Net of tax benefits, the amount of the charge is approximately $13 million. Actual results may differ. For more information on this matter, please see the Company's Quarterly Report on Form 10-Q for the quarterly period ended September 27, 2013.

About Interline

Interline Brands, Inc. is a leading distributor and direct marketer with headquarters in Jacksonville, Florida. Interline provides broad-line MRO products to a diversified facilities maintenance customer base of institutional, multi-family housing and residential customers located primarily throughout North America, Central America and the Caribbean. For more information, visit the Company's website at http://www.interlinebrands.com.

Recent releases and other news, reports and information about the Company can be found on the “Investor Relations” page of the Company's website at http://ir.interlinebrands.com/.

Non-GAAP Financial Information

This press release contains financial information determined by methods other than in accordance with accounting principles generally accepted in the United States of America (“US GAAP”). Interline's management uses non-US GAAP measures in its analysis of the Company's performance. Investors are encouraged to review the reconciliation of non-US GAAP financial measures to the comparable US GAAP results available in the accompanying tables.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

The statements contained in this release that are not historical facts are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in, or implied by, forward-looking statements. The Company has tried, whenever possible, to identify these forward-looking statements by using words such as “projects,” “anticipates,” “believes,” “estimates,” “expects,” “plans,” “intends,” and similar expressions. Similarly, statements herein that describe the Company's business strategy, outlook, objectives, plans, intentions or goals are also forward-looking statements. The risks and uncertainties involving forward-looking statements include, for example, economic slowdowns, general market conditions, credit market contractions, consumer spending and debt levels, natural or man-made disasters, adverse changes in trends in the home improvement and remodeling and home building markets, the failure to realize expected benefits from acquisitions, material facilities systems disruptions and shutdowns, the failure to locate, acquire and integrate acquisition candidates, commodity price risk, foreign currency exchange risk, interest rate risk, the dependence on key employees and other risks described in the Company's Quarterly Report on Form 10-Q for the quarterly period ended September 27, 2013 and in the Company's Annual Report on Form 10-K for the fiscal year ended December 28, 2012. These statements reflect the Company's current beliefs and are based upon information currently available to it. Be advised that developments subsequent to this release are likely to cause these statements to become outdated with the passage of time. The Company does not currently intend to update the information provided today prior to its next earnings release.

(1) To facilitate comparability with prior year periods, the attached financial statements present combined Successor (September 8, 2012 through September 28, 2012) and Predecessor (June 30, 2012 through September 7, 2012) information for the three months ended September 28, 2012 and Successor (September 8, 2012 through September 28, 2012) and Predecessor (December 31, 2011 through September 7, 2012) information for the nine months ended September 28, 2012. We present the combined information to assist readers in understanding and assessing the trends and significant changes in our results of operations on a comparable basis. The combined presentation does not comply with accounting principles generally accepted in the United States of America, but we believe this combined presentation is appropriate because it provides a more meaningful comparison and more relevant analysis of our results of operations for the three-and nine-month periods ended September 28, 2012, compared to the three- and nine-month periods ended September 27, 2013, than a presentation of separate historical results for the Predecessor and Successor periods would provide. See our Quarterly Report on Form 10-Q for a presentation of Predecessor and Successor financial statements.

(2) Net debt of $776.3 million is comprised of long-term debt of $804.2 million plus $0.3 million of capital leases less cash and cash equivalents of $9.0 million and $19.2 million of unamortized fair value premium resulting from the acquisition of Interline.

CONTACT: Lev Cela
PHONE: 904-421-1441

INTERLINE BRANDS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
AS OF SEPTEMBER 27, 2013 AND DECEMBER 28, 2012
(in thousands, except share and per share data)

	September 27, 2013	December 28, 2012
ASSETS
Current Assets:
Cash and cash equivalents	$9,026	$17,505
Accounts receivable - trade (net of allowance for doubtful accounts of $2,101 and $528)	185,546	157,487
Inventories	261,224	249,551
Prepaid expenses and other current assets	33,812	32,984
Income taxes receivable	10,337	16,643
Deferred income taxes	16,892	17,149
Total current assets	516,837	491,319
Property and equipment, net	58,244	61,747
Goodwill	501,493	501,493
Other intangible assets, net	453,075	476,888
Other assets	9,977	9,586
Total assets	$1,539,626	$1,541,033
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$123,145	$113,603
Accrued expenses and other current liabilities	68,285	49,378
Accrued interest	16,204	18,230
Current portion of capital leases	302	521
Total current liabilities	207,936	181,732
Long-Term Liabilities:
Deferred income taxes	169,777	182,164
Long-term debt, net of current portion	804,152	813,994
Capital leases, net of current portion	46	226
Other liabilities	3,285	5,447
Total liabilities	1,185,196	1,183,563
Commitments and contingencies
Stockholders' Equity:
Common stock; $0.01 par value, 2,500,000 authorized;1,477,602 issued and outstanding as of September 27, 2013, and 1,474,465 issued and outstanding as of December 28, 2012	15	15
Additional paid-in capital	390,665	385,932
Accumulated deficit	(35,958)	(28,444)
Accumulated other comprehensive loss	(292)	(33)
Total stockholders' equity	354,430	357,470
Total liabilities and stockholders' equity	$1,539,626	$1,541,033

INTERLINE BRANDS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
THREE AND NINE MONTHS ENDED SEPTEMBER 27, 2013 AND SEPTEMBER 28, 2012
(in thousands)

	Three Months Ended		Nine Months Ended
	September 27, 2013	September 28, 2012	September 27, 2013	September 28, 2012

Net sales	$421,541	$350,250	$1,208,000	$998,653
Cost of sales	274,563	222,895	790,993	634,634
Gross profit	146,978	127,355	417,007	364,019

Operating Expenses:
Selling, general and administrative expenses	130,052	92,191	347,288	275,680
Depreciation and amortization	12,531	7,415	37,583	20,074
Merger related expenses	303	54,559	1,275	56,744
Total operating expenses	142,886	154,165	386,146	352,498
Operating income (loss)	4,092	(26,810)	30,861	11,521

Loss on extinguishment of debt, net	—	(2,214)	—	(2,214)
Interest expense	(15,753)	(8,588)	(47,356)	(20,690)
Interest and other income	448	639	1,249	1,651
Loss before income taxes	(11,213)	(36,973)	(15,246)	(9,732)
Income tax (benefit) provision	(4,007)	(8,597)	(7,732)	2,158
Net loss	$(7,206)	$(28,376)	$(7,514)	$(11,890)

INTERLINE BRANDS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
NINE MONTHS ENDED SEPTEMBER 27, 2013 AND SEPTEMBER 28, 2012
(in thousands)

	September 27, 2013	September 28, 2012
Cash Flows from Operating Activities:
Net loss	$(7,514)	$(11,890)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	37,583	20,074
Amortization of deferred lease incentive obligation	(633)	(601)
Amortization of deferred debt financing costs	2,836	1,245
Amortization of OpCo Notes fair value adjustment	(2,342)	(189)
Loss on extinguishment of debt, net	—	2,214
Share-based compensation	3,933	22,182
Excess tax benefits from share-based compensation	—	(1,083)
Deferred income taxes	(13,038)	12,221
Provision for doubtful accounts	1,816	1,344
Gain on disposal of property and equipment	(1)	(126)
Other	(300)	(500)

Changes in assets and liabilities, net of business acquired:
Accounts receivable - trade	(29,927)	(27,858)
Inventories	(11,768)	(577)
Prepaid expenses and other current assets	(830)	(759)
Other assets	(91)	38
Accounts payable	10,650	(5,068)
Accrued expenses and other current liabilities	17,525	(772)
Accrued interest	(2,026)	7,482
Income taxes	5,899	(21,764)
Other liabilities	(226)	(35)
Net cash provided by (used in) operating activities	11,546	(4,422)
Cash Flows from Investing Activities:
Acquisition of Interline Brands, Inc.	—	(825,717)
Purchases of property and equipment, net	(14,415)	(13,260)
Purchase of business, net of cash acquired	—	(3,278)
Net cash used in investing activities	(14,415)	(842,255)
Cash Flows from Financing Activities:
Proceeds from equity contributions, net	—	350,886
Increase (decrease) in purchase card payable, net	1,845	(1,021)
Proceeds from issuance of HoldCo Notes	—	365,000
Proceeds from ABL Facility	104,000	80,000
Payments on ABL Facility	(111,500)	(11,000)
Payment of debt financing costs	(228)	(26,701)
Payments on capital lease obligations	(399)	(502)
Proceeds from issuance of common stock	800	—
Proceeds from stock options exercised	—	5,678
Excess tax benefits from share-based compensation	—	1,083
Purchases of treasury stock	—	(1,450)
Net cash (used in) provided by financing activities	(5,482)	761,973
Effect of exchange rate changes on cash and cash equivalents	(128)	114
Net decrease in cash and cash equivalents	(8,479)	(84,590)
Cash and cash equivalents at beginning of period	17,505	97,099
Cash and cash equivalents at end of period	$9,026	$12,509

INTERLINE BRANDS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS, CONTINUED
NINE MONTHS ENDED SEPTEMBER 27, 2013 AND SEPTEMBER 28, 2012
(in thousands)

	September 27, 2013	September 28, 2012
Supplemental Disclosure of Cash Flow Information:
Cash paid (received) during the period for:
Interest	$48,714	$11,663
Income taxes, net of refunds	$(313)	$8,156

Schedule of Non-Cash Investing and Financing Activities:
Non-cash equity contribution from shareholders	$—	$23,648
Contingent consideration associated with purchase of business	$—	$300

INTERLINE BRANDS, INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP INFORMATION
THREE AND NINE MONTHS ENDED SEPTEMBER 27, 2013 AND SEPTEMBER 28, 2012
(in thousands)

Daily Sales Calculations

	Three Months Ended			Nine Months Ended
	September 27, 2013	September 28, 2012	% Variance	September 27, 2013	September 28, 2012	% Variance
Net sales	$421,541	$350,250	20.4%	$1,208,000	$998,653	21.0%
Less acquisitions	(60,695)	—		(186,771)	—
Organic sales	$360,846	$350,250	3.0%	$1,021,229	$998,653	2.3%

Daily sales:
Shipping days	63	63		191	192
Average daily sales(1)	$6,691	$5,560	20.4%	$6,325	$5,201	21.6%
Average organic daily sales(2)	$5,728	$5,560	3.0%	$5,347	$5,201	2.8%
____________________
(1)Average daily sales are defined as sales for a period of time divided by the number of shipping days in that period of time.
(2)Average organic daily sales are defined as sales for a period of time divided by the number of shipping days in that period of time excluding any sales from acquisitions made subsequent to the beginning of the prior year period.

Average organic daily sales is presented herein because we believe it to be relevant and useful information to our investors since it is used by management to evaluate the operating performance of our business, as adjusted to exclude the impact of acquisitions, and compare our organic operating performance with that of our competitors. However, average organic daily sales is not a measure of financial performance under US GAAP and it should be considered in addition to, but not as a substitute for, other measures of financial performance reported in accordance with US GAAP, such as net sales. Management utilizes average organic daily sales as an operating performance measure in conjunction with US GAAP measures such as net sales.

EBITDA, Adjusted EBITDA, and Further Adjusted EBITDA
					Last Twelve Months Ended September 27, 2013
	Three Months Ended		Nine Months Ended
	September 27, 2013	September 28, 2012	September 27, 2013	September 28, 2012
EBITDA
Net loss (GAAP)	$(7,206)	$(28,376)	$(7,514)	$(11,890)	$(11,244)
Interest expense, net	15,743	8,577	47,322	20,668	63,025
Income tax (benefit) provision	(4,007)	(8,597)	(7,732)	2,158	(9,009)
Depreciation and amortization	12,531	7,415	37,583	20,074	48,053
EBITDA	17,061	(20,981)	69,659	31,010	90,825

EBITDA Adjustments
Merger related expenses	303	54,559	1,275	56,744	3,221
Share-based compensation	1,401	1,254	3,933	3,922	6,878
Loss on extinguishment of debt	—	2,214	—	2,214	—
Distribution center consolidations and restructuring costs	1,485	288	4,600	396	5,011
Acquisition-related costs, net	172	193	344	263	787
Litigation related costs	20,924	—	20,924	—	20,924
Adjusted EBITDA	$41,346	$37,527	$100,735	$94,549	$127,646
Adjusted EBITDA margin	9.8%	10.7%	8.3%	9.5%	8.3%

Adjusted EBITDA Adjustments
Impact of straight-line rent expense					1,134
Full-year impact of acquisitions					3,220
Further Adjusted EBITDA					$132,000

We define EBITDA as net income (loss) adjusted to exclude interest expense, net of interest income; provision (benefit) for income taxes; and depreciation and amortization expense.

We define Adjusted EBITDA as EBITDA adjusted to exclude merger-related expenses associated with the acquisition of the Company by affiliates of GS Capital Partners and P2 Capital Partners; share-based compensation, which is comprised of non-cash compensation arising from the grant of equity incentive awards; loss on extinguishment of debt, which is comprised of gains and losses associated with specific significant financing transactions such as writing off the deferred financing costs associated with our previous asset-based credit facility; distribution center consolidations and restructuring costs, which are comprised of facility closing costs, such as lease termination charges, property and equipment write-offs and headcount reductions, incurred as part of the rationalization of our distribution network, as well as employee separation costs, such as severance charges, incurred as part of a restructuring; acquisition-related costs, which includes our direct acquisition-related expenses, including legal, accounting and other professional fees and expenses arising from acquisitions, as well as severance charges, stay bonuses, and fair market value adjustments to earn-outs; and litigation related costs associated with the class action lawsuit filed by Craftwood Lumber Company in 2011.

Further Adjusted EBITDA is defined as Adjusted EBITDA further adjusted to exclude the non-cash impact on rent expense associated with the straight-line of rent expense on leases; and include the estimated Adjusted EBITDA impact of the acquisition of JanPak, Inc. as if we had acquired it on October 1, 2012, which is comprised of its estimated EBITDA for the period from October 1, 2012 to December 11, 2012 and the actual EBITDA for the period from December 12, 2012 to September 27, 2013 plus first year synergies expected to be attained.

EBITDA, Adjusted EBITDA and Further Adjusted EBITDA differ from Consolidated EBITDA per our asset-based credit facility agreement for purposes of determining our net leverage ratio and EBITDA as defined in our indentures. We believe EBITDA, Adjusted EBITDA and Further Adjusted EBITDA allow management and investors to evaluate our operating performance without regard to the adjustments described above which can vary from company to company depending upon the acquisition history, capital intensity, financing options and the method by which its assets were acquired. While adjusting for these items limits the usefulness of these non-US GAAP measures as performance measures because they do not reflect all the related expenses we incurred, we believe adjusting for these items and monitoring our performance with and without them helps management and investors more meaningfully evaluate and compare the results of our operations from period to period and to those of other companies. Actual results could differ materially from those presented. We believe these items for which we are adjusting are not indicative of our core operating results. These items impacted net income (loss) over the periods presented, which makes direct comparisons between years less meaningful and more difficult without adjusting for them. While we believe that some of the items excluded in the calculation of EBITDA, Adjusted EBITDA and Further Adjusted EBITDA are not indicative of our core operating results, these items did impact our income statement during the relevant periods, and management therefore utilizes EBITDA, Adjusted EBITDA and Further Adjusted EBITDA as operating performance measures in conjunction with other measures of financial performance under US GAAP such as net income (loss).

Operating Free Cash Flow

	Three Months Ended		Nine Months Ended
	September 27, 2013	September 28, 2012	September 27, 2013	September 28, 2012
Adjusted EBITDA	$41,346	$37,527	$100,735	$94,549

Change in net working capital items:
Accounts receivable	(6,466)	(7,394)	(29,927)	(27,858)
Inventories	3,750	1,676	(11,768)	(577)
Accounts payable	(2,043)	2,697	10,650	(5,068)
Decrease in net working capital	(4,759)	(3,021)	(31,045)	(33,503)

Less capital expenditures	(3,820)	(5,590)	(14,415)	(13,260)
Operating Free Cash Flow	$32,767	$28,916	$55,275	$47,786

We define Operating Free Cash Flow as Adjusted EBITDA adjusted to include the cash provided by (used for) our core working capital accounts, which are comprised of accounts receivable, inventories and accounts payable, less capital expenditures. We believe Operating Free Cash Flow is an important measure of our liquidity as well as our ability to meet our financial commitments. We use operating free cash flow in the evaluation of our business performance. However, a limitation of this measure is that it does not reflect payments made in connection with investments and acquisitions. To compensate for this limitation, management evaluates its investments and acquisitions through other return on capital measures.